EXHIBIT 10.29

ASSIGNMENT

(Conn Funding II, L.P.  to Conn Credit I, LP)

For value received, on this 30th day of November 2010, in accordance with the Receivables Purchase Agreement dated as of November 30, 2010 (the “Agreement”), between the undersigned (the “Seller”) and Conn Credit I, LP (the “Purchaser”), the Seller does hereby sell, transfer, assign, grant, set over and otherwise convey to the Purchaser, without recourse, all right, title and interest of the Seller, in, to and under (i) all Receivables and all payment and enforcement rights (but not any obligations) to, in and under the related Installment Contracts and Revolving Charge Account Agreements, all Related Security and Receivable Files, (ii) all monies due or to become due with respect to the foregoing received on or after the date hereof, including any Finance Charges arising in respect thereto, and all collateral security therefor, (iii) all proceeds of the foregoing, including, without limitation, insurance proceeds relating thereto, (iv) all Recoveries, (v) all “chattel paper,” “accounts” and “payment intangibles” (as each such term is defined in Chapter 9 of the Texas Uniform Commercial Code) and (vi) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.  The foregoing sale does not constitute and is not intended to result in any assumption by the Purchaser of any obligation of the undersigned to the Obligors, insurers or any other Person in connection with the Receivables, the related Receivable Files, any insurance policies or any agreement or instrument relating to any of them.

This Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the Seller contained in the Agreement and is to be governed by the Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Base Indenture dated as of September 1, 2002, between Seller and Wells Fargo Bank, National Association, as trustee, and, if not defined therein, the Receivables Purchase Agreement dated as of September 1, 2002, by and among  the Seller, as purchaser, Conn Appliances, Inc., as originator and seller, and Conn Funding I, L.P., as initial seller.

THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed as of the day and year first above written.

CONN FUNDING II, L.P.
By:	Conn Funding II GP, LLC, its general partner
By:	/s/ Michael J. Poppe
Name:	Michael J. Poppe
Title:	Vice President and Chief Financial Officer